CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$17,396,750	$2,372.92

Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

March 2013 Final Terms No. 88 Registration Statement No. 333-169119 Dated March 28, 2013 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in International Equities

PLUS Based on the Level of the TOPIX® Index due May 1, 2014
Performance Leveraged Upside SecuritiesSM

Unlike conventional debt securities, the PLUS offered by this pricing supplement do not pay interest and do not provide for the repayment of the stated principal amount at maturity in all circumstances. Instead, the PLUS provide for a single payment at maturity that may be greater than, equal to or less than the stated principal amount of the PLUS, depending on the closing level of the TOPIX® Index on the valuation date. If the closing level of the TOPIX® Index is greater on the valuation date than on the pricing date, investors in the PLUS will participate on a 200% leveraged basis in that appreciation, subject to a maximum payment at maturity of the PLUS of 115.50%. If, however, the closing value of the TOPIX® Index is lower on the valuation date than on the pricing date, investors in the PLUS will lose 1% of their stated principal amount for every 1% of that decline. You should not invest in the PLUS unless you can accept the risk of a significant loss on your investment. The PLUS are senior unsecured debt obligations of Barclays Bank PLC and all payments on the PLUS are subject to the creditworthiness of Barclays Bank PLC and are not guaranteed by any third party.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Maturity date:	May 1, 2014, subject to postponement and adjustment for non-index business days and certain market disruption events.
Underlying index:	TOPIX® Index (the “Index”)
Aggregate principal amount:	$17,396,750
Payment at maturity:	If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10.

You may lose some or all of your initial investment. Any payment on the PLUS is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	1,036.78, which is the closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the valuation date
Valuation date:	April 28, 2014, subject to postponement and adjustment for non-index business days and certain market disruption events.
Leverage factor:	200%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$11.550 115.50% of the stated principal amount) per PLUS
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	March 28, 2013 (or if such day is not a scheduled trading day, the next succeeding scheduled trading day).
Original issue date:	April 3, 2013 (3 business days after the pricing date)
CUSIP/ISIN:	06742C590/US06742C5904
Listing:	We do not intend to list the PLUS on any securities exchange.
Selected Dealer:	Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management” (“MSWM”))
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per PLUS	$10	$0.20	$9.80
Total	$17,396,750	$347,935	$17,048,815

(1)	MSWM and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell. See “Supplemental Plan of Distribution.”
(2)	For the avoidance of doubt, the term of the PLUS will be at least one year and one day.

Investing in the PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 7. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

Prospectus dated August 31, 2010	Prospectus Supplement dated May 27, 2011	Index Supplement dated May 31, 2011

See “Additional Terms of the PLUS” on page 2 of this pricing supplement. The PLUS will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011, the index supplement dated May 31, 2011 and this pricing supplement. See “Risk Factors” on page 6 of this pricing supplement and “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to investing in the PLUS.

We may use this pricing supplement in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PLUS or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

PLUS Based on the Level of the TOPIX® Index due May 1, 2014
Performance Leveraged Upside Securities
Additional Terms of the PLUS

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these PLUS are a part. This pricing supplement, together with the documents listed below, contain the terms of the PLUS and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:
http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus supplement dated May 27, 2011:
http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index supplement dated May 31, 2011:
http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

March 2013	Page 2

PLUS Based on the Value of the TOPIX® Index due May 1, 2014
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following assumptions:

Stated principal amount:	$10

Leverage factor:	200%

Maximum payment at maturity:	$11.550 (115.500% of the stated principal amount) per PLUS

PLUS Payoff Diagram

How it works

▪

If the final index value is greater than the initial index value, then investors receive the $10 stated principal amount plus 200% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of approximately 107.75% of the initial index value.

▪	If the underlying index appreciates 4% at maturity, the investor would receive a 8.00% return, or $10.80 at maturity.

▪	If the underlying index appreciates 50% at maturity, the investor would receive only the maximum payment of $11.550 or 115.50% of the stated principal amount.

▪

If the final index value is less than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

▪	If the underlying index depreciates 10% at maturity, the investor would lose 10% of their principal and receive only $9 at maturity, or 90% of the stated principal amount.

March 2013	Page 3

PLUS Based on the Level of the TOPIX® Index due May 1, 2014
Performance Leveraged Upside Securities

What is the Total Return on the PLUS at Maturity Assuming a Range of Performance for the Underlying Index?

The following table illustrates the hypothetical total return at maturity on the PLUS. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 stated principal amount to $10.00. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical total returns set forth below are based on the initial index value of 1,036.78, the maximum payment at maturity of $11.550 (115.50% of the stated principal amount) and the leverage factor of 200%. For the purposes of the examples below, the “Index Return” shall equal ((final index value - initial index value)/initial index value). The hypothetical examples below do not take into account any tax consequences from investing in the PLUS.

Final Index Value	Index Return	Index Percent Increase	Index Performance Factor	Payment at Maturity	Total Return on PLUS
1,555.17	50.00%	50.00%	N/A	$11.550	15.50%
1,451.49	40.00%	40.00%	N/A	$11.550	15.50%
1,347.81	30.00%	25.00%	N/A	$11.550	15.50%
1,244.14	20.00%	20.00%	N/A	$11.550	15.50%
1,140.46	10.00%	10.00%	N/A	$11.550	15.50%
1,117.13	7.75%	9.00%	N/A	$11.550	15.50%
1,062.70	2.50%	2.50%	N/A	$10.500	5.00%
1,036.78	0.00%	0.00%	N/A	$10.000	0.00%
933.10	-10.00%	N/A	90%	$9.000	-10.00%
881.26	-15.00%	N/A	85%	$8.500	-15.00%
829.42	-20.00%	N/A	80%	$8.000	-20.00%
725.75	-30.00%	N/A	70%	$7.000	-30.00%
622.07	-40.00%	N/A	60%	$6.000	-40.00%
518.39	-50.00%	N/A	50%	$5.000	-50.00%
414.71	-60.00%	N/A	40%	$4.000	-60.00%
311.03	-70.00%	N/A	30%	$3.000	-70.00%
207.36	-80.00%	N/A	20%	$2.000	-80.00%
103.68	-90.00%	N/A	10%	$1.000	-90.00%
0.00	-100.00%	N/A	0%	$0.000	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the underlying index increases from an initial index value of 1,036.78 to a final index value of 1,062.70.

Because the final index value of 1,062.70 is greater than the initial index value of 1,036.78 but the payment at maturity is not greater than the maximum payment at maturity, the investor receives the following payment at maturity of $10.50 per $10 stated principal amount calculated as follows:

$10 + leveraged upside payment

$10 + leverage factor x index percent increase

$10 + [$10 x 200% x 2.50%] = $10.50

The total return on investment of the PLUS is 5.00%.

Example 2: The level of the underlying index increases from an initial index value of 1,036.78 to a final index value of 1,140.46.

Because the final index value of 1,140.46 is greater than the initial index value of 1,036.78 but because $10 + the leveraged upside payment is greater than the maximum payment at maturity, the investor will receive the maximum payment at maturity of $11.550 per $10.00 stated principal amount.

The total return on investment of the PLUS is 15.50%.

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PLUS Based on the Level of the TOPIX® Index due May 1, 2014
Performance Leveraged Upside Securities

Example 3: The level of the underlying index decreases from an initial index valueof 1,036.78 to a final index value of 622.07.

Because the final index value of 622.07 is less than the initial index value of 1,036.78, the investor will receive a payment at maturity of $6.00 per $10.00 stated principal amount calculated as follows:

$10 x index performance factor $10 x 60% = $6.00

The total return on investment of the PLUS is -40.00%.

Example 4: The level of the underlying index does not increase or decrease and the final index value is 1,036.78.

Because the final index value of 1,036.78 is equal to the initial index value of 1,036.78, the investor will receive a payment at maturity of $10.00 per $10.00 stated principal amount calculated as follows:

$10 x index performance factor $10 x 100% = $10.00

The total return on investment of the PLUS is 0.00%.

March 2013	Page 5

PLUS Based on the Level of the TOPIX® Index due May 1, 2014
Performance Leveraged Upside Securities

Risk Factors

An investment in the PLUS involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS. Investing in the PLUS is not equivalent to investing directly in the Index or any of the component stocks of the Index. The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and in the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;
•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;
•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;
•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level; and
•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

Structure Specific Risk Factors

▪

PLUS do not pay interest nor guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying index. You may lose up to 100% of the principal amount of your notes if the underlying index declines from the initial index value to the final index value.

▪

Appreciation potential is limited. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $11.550 (115.50% of the stated principal amount). Although the leverage factor provides 200% exposure to any increase in the value of the underlying index at maturity, because the payment at maturity will be limited to 115.50% of the stated principal amount for the PLUS, any increase in the final index value over the initial index value by more than 7.75% will not further increase the return on the PLUS.

▪

Market price influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less or possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪

Credit of Issuer. The PLUS are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the PLUS.

▪

Not equivalent to investing in the underlying index. Investing in the PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪

Adjustments to the underlying index could adversely affect the value of the PLUS. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪

The payment at maturity of the PLUS is not based on the level of the Index at any time other than at closing on the final valuation date—The final index value of the underlying index will be based solely on the closing level on the valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the underlying index drops precipitously on the valuation date, the payment at maturity, if any, that you will receive for the PLUS may be significantly less than it would otherwise have been had such payment been linked to the level of the underlying index prior to such drop. Although the level of the underlying index on the maturity date or at other times during the life of the PLUS may be higher than the final index value of the underlying index on the valuation date, you will not benefit from any increases in the level of the underlying index other than the increase, if any, in the level of the underlying index from the initial index value to the final index value on the valuation date.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the PLUS in any secondary market transactions will likely be lower than the original issue price since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the

March 2013	Page 6

PLUS Based on the Level of the TOPIX® Index due May 1, 2014
Performance Leveraged Upside Securities

issuer’s obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs and the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the PLUS from you in secondary market transactions will likely be lower than the price you paid for the PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪

The U.S. federal income tax consequences of an investment in the PLUS are uncertain. The U.S. federal income tax treatment of the PLUS is uncertain and the Internal Revenue Service could assert that the PLUS should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the PLUS and whether all or part of the gain you may recognize upon the sale, exchange or maturity of an instrument such as the PLUS should be treated as ordinary income. The outcome of this process is uncertain. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the PLUS (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the PLUS even though you will not receive any payments with respect to the PLUS until maturity. You should consult your tax advisor as to the possible alternative treatments in respect of the PLUS.

Other Risk Factors

▪

The PLUS will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the PLUS. We do not intend to list the PLUS on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because other dealers are not likely to make a secondary market for the PLUS, the price, if any, at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value at which the underlying index must close so that the investor does not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪

Potential adverse economic interest of the calculation agent. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent will determine the initial index value and the final index value, and calculate the amount of cash, if any, you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

No direct exposure to fluctuations in foreign exchange rates. The value of the PLUS will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currency in which the stocks comprising the underlying index are denominated, although any currency fluctuations could affect the performance of the underlying index. Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the PLUS, you will not receive any additional payment or incur any reduction in your payment at maturity.

Non-U.S. securities markets risks. The stocks included in the underlying index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the underlying index, which may have an adverse effect on the PLUS. Also, the public availability of information concerning the issuers of stocks included in the underlying index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the underlying index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

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PLUS Based on the Level of the TOPIX® Index due May 1, 2014
Performance Leveraged Upside Securities

TOPIX® Index Overview

The TOPIX® Index (the “TOPIX Index”, the “Index” or the “Underlying Index”) is calculated, maintained and published by the Tokyo Stock Exchange, Inc. (the “TSE”). The TOPIX Index is a free float-adjusted market-capitalization weighted index comprised of all domestic common stocks listed on the First Section of the TSE. Listings of stocks on the TSE are divided between these three sections, with the First Section typically limited to larger, longer established and more actively traded issues.

The underlying index does not reflect the payment of dividends on the component stocks included in the index. Because of this, the calculation of the final index value will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the PLUS. The TOPIX Index is reported by Bloomberg under the ticker symbol “TPX”.

The information on the TOPIX® Index provided in this pricing supplement should be read with the discussion under the heading “Non—Proprietary Indices—Equity Indices—TOPIX® Index” in the index supplement.

Information on the TOPIX® Index as of market close on March 28, 2013:

Bloomberg Ticker Symbol:	TPX
Closing Level of the Underlying Index on	1,036.78
March 28, 2013:
52 Weeks Ago:	864.43
52 Week High :	1,051.65
52 Week Low:	695.51

The following graph sets forth the historical performance of the TOPIX Index based on the weekly closing levels of the TOPIX Index from January 5, 2004 through March 28, 2013. The related table sets forth the published high and low closing levels as well as the end-of-quarter closing levels of the underlying index for each quarter from January 2, 2007 through March 28, 2013. The closing level of the Index on March 28, 2013 was 1,036.78.

We obtained the closing levels of the TOPIX Index below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the TOPIX Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date. We cannot give you assurance that the performance of the TOPIX Index will result in the return of any of your initial investment.

Underlying Index Historical Performance— January 5, 2004 to March 28, 2013

Past performance is not indicative of future results

March 2013	Page 8

PLUS Based on the Level of the TOPIX® Index due May 1, 2014
Performance Leveraged Upside Securities

TOPIX® Index	High	Low	Period End
2007
First Quarter	1,816.97	1,656.72	1,713.61
Second Quarter	1,789.38	1,682.49	1,774.88
Third Quarter	1,792.23	1,480.39	1,616.62
Fourth Quarter	1,677.52	1,437.38	1,475.68
2008
First Quarter	1,424.29	1,149.65	1,212.96
Second Quarter	1,430.47	1,230.49	1,320.10
Third Quarter	1,332.57	1,087.41	1,087.41
Fourth Quarter	1,101.13	746.46	859.24
2009
First Quarter	888.25	700.93	773.66
Second Quarter	950.54	793.82	929.76
Third Quarter	975.59	852.42	909.84
Fourth Quarter	915.87	811.01	907.59
2010
First Quarter	979.58	881.57	978.81
Second Quarter	998.90	841.42	841.42
Third Quarter	870.73	804.67	829.51
Fourth Quarter	908.01	803.12	898.80
2011
First Quarter	974.63	766.73	866.09
Second Quarter	865.55	805.34	849.22
Third Quarter	874.34	728.85	761.17
Fourth Quarter	771.43	706.08	728.61
2012
First Quarter	872.42	725.24	854.35
Second Quarter	856.05	695.51	770.08
Third Quarter	778.70	706.46	737.42
Fourth Quarter	859.80	713.95	859.80
2013
First Quarter (through March 28, 2013)	1,058.10	871.88	1,036.78

Past performance is not indicative of future results

March 2013	Page 9

PLUS Based on the Level of the TOPIX® Index due May 1, 2014
Performance Leveraged Upside Securities
Additional Information About the PLUS

Additional provisions:
Postponement of maturity date:

If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the second scheduled index business day following that valuation date as postponed.

Index business day:

A day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing.

Closing level:

For any index business day, the closing level of the underlying index as published by Bloomberg under ticker symbol “TPX” at the regular weekday close of trading on that index business day. In certain circumstances, the index closing value will be based on the alternate calculation of the underlying index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-102 of the accompanying prospectus supplement.

Minimum ticketing size:	100 PLUS
Tax considerations:

The material tax consequences of your investment in the PLUS are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your PLUS as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your PLUS in the initial issuance of the PLUS).

The United States federal income tax consequences of your investment in the PLUS are uncertain and the Internal Revenue Service could assert that the PLUS should be taxed in a manner that is different than described below. Pursuant to the terms of the PLUS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your PLUS as a pre-paid cash-settled executory contract with respect to the Index. If the PLUS are so treated, the PLUS should generally be taxed in the same manner as an “open transaction”, and you should generally recognize capital gain or loss upon the sale, exchange or maturity of your PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your PLUS. Such gain or loss should generally be long-term capital gain or loss if you have held your PLUS for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the PLUS should be treated in the manner described above. This opinion assumes that the description of the terms of the PLUS in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the PLUS, possibly with retroactive effect.

For a further discussion of the tax treatment of your PLUS as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the PLUS. For additional, important considerations related to tax risks associated with investing in the PLUS, you should also examine the discussion about tax risks in “Risk Factors—Structure Specific Risk Factors”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your PLUS), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for

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Performance Leveraged Upside Securities

investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Market Disruption Events and Adjustments:	The valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the Index as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities; and

• For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.
Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in futures and options contracts on the underlying index and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the PLUS or any amounts payable on your PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”(“MSWM”) clients may contact their MSWM sales representative or MSWM’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or the agent Barclays, at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

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Performance Leveraged Upside Securities

This pricing supplement represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution
MSWM and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell.
We expect that delivery of the PLUS will be made against payment for the PLUS on or about the issue date indicated on the cover of this pricing supplement, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

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